UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2003

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway, Suite 1800, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 784-7777

N/A

(Former name or former address, if changed since last report)

Item 2. Acquisition of Disposition of Assets

On May 16, 2003, Pinnacle Entertainment, Inc. (the “Company”) entered into, and consummated the closing of, a $235,000,000 amended and restated bank credit facility (the “Credit Facility”). On May 19, 2003, the Company finalized an additional $5 million of availability under the Credit Facility, increasing total availability to $240,000,000.

The Credit Facility is comprised of a $115,000,000 reducing revolver and a $125,000,000 term loan. The Company has an option to increase the Credit Facility to $250,000,000 prior to the one year anniversary of May 16, 2003. The revolver matures in May 2007 and the term loan matures in May 2008. These maturity dates can be accelerated under certain circumstances. The Credit Facility will be used to finance the construction and opening of the Company’s planned Lake Charles casino resort, the 300-guestroom tower expansion at Belterra Casino Resort and general corporate purposes.

The Credit Facility has, among other things, restrictive financial covenants and capital spending limits, and is secured by substantially all the assets of the Company and its subsidiaries (other than the Company’s Argentine subsidiaries) and requires the Company to demonstrate sufficient liquidity to complete the Lake Charles project. The Company’s obligations under the Credit Facility are guaranteed by the Company’s significant subsidiaries. Interest rates on borrowings under the Credit Facility are based on customary financial ratios tied to the LIBOR or the Prime Rate. The Company must pay a quarterly commitment fee on the unused balance of the Credit Facility. The Credit Facility allows for interest rate swap agreements or other interest rate protection agreements. Presently, the Company does not use such financial instruments.

Availability under the Credit Facility is significantly limited until the Company deposits $40,000,000 of minimum cash proceeds from asset sales or equity capital raising efforts into a completion reserve account. The Company expects the source of these cash proceeds to be the two pending sales of unimproved land adjacent to the Hollywood Park Race Track (aggregating $58,200,000). Among other alternatives, the Company could sell some or all of its surplus land in Reno, St. Louis or elsewhere, although the Company cannot ensure that it will be able to do so on a timely basis or on favorable terms. In the event that such $40,000,000 in cash proceeds is not deposited by June 30, 2004, the unfunded revolving credit commitment would be cancelled and the Credit Facility would mature on September 30, 2004. Additionally, availability under the Credit Facility is significantly limited until the Company shall have demonstrated that it has, during the period following September 30, 2002, expended not less than $90,000,000 of its excess cash to finance the Lake Charles project and the Belterra tower expansion (and, subject to certain limitations, other enhancements to the Company’s properties) as well as transactional expenses associated with the Credit Facility.

The Credit Facility is subject to other standard conditions to borrowing as well, including conditions pertaining to construction of the Lake Charles project. Specifically, the Company must execute in favor of the lenders a mortgage with respect to the lease for the Lake Charles project and satisfy certain other Lake Charles project related requirements prior to August 31, 2003.

The Credit Facility amends and restates the Company’s previous $103,333,000 bank credit facility, which facility had remained unused since February 1999.

On May 18, 2003, the Company issued a press release announcing the initial $235,000,000 closing of the Credit Facility, which press release is attached hereto as Exhibit 99.1. The Amended and Restated Loan Agreement (the “Loan Agreement”) relating to the Credit Facility is attached hereto as Exhibit 99.2. Amendment No. 1 to Amended and Restated Loan Agreement (the “Amendment”), dated as of May 22, 2003, is attached hereto as Exhibit 99.3. The Loan Agreement and the Amendment are incorporated herein by this reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement and the Amendment.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of Pinnacle Entertainment. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such statements include, but are not limited to, availability of future sources of liquidity, including cash flow from operations, land sales and availability under the new bank credit agreement. Factors that could cause these statements to differ materially include those discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

Item 7. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release, dated May 18, 2003, issued by Pinnacle Entertainment, Inc.

Exhibit 99.2

AMENDED AND RESTATED LOAN AGREEMENT, dated as of May 12, 2003, among PINNACLE ENTERTAINMENT, INC., the Lenders referred to therein and BANK OF AMERICA, N.A., as Administrative Agent, BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent and CIBC INC. and SOCIÉTÉ GÉNÉRALE, as Documentation Agents.

Exhibit 99.3

AMENDMENT NO. 1 to Amended and Restated Loan Agreement, dated as of May 22, 2003, among PINNACLE ENTERTAINMENT, INC., the Lenders referred to therein and BANK OF AMERICA, N.A., as Administrative Agent, BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent and CIBC INC. and SOCIÉTÉ GÉNÉRALE, as Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: May 29, 2003

/s/ STEPHEN H. CAPP
Stephen H. Capp Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release, dated May 18, 2003, issued by Pinnacle Entertainment, Inc.

99.2

AMENDED AND RESTATED LOAN AGREEMENT, dated as of May 12, 2003, among PINNACLE ENTERTAINMENT, INC., the Lenders referred to therein and BANK OF AMERICA, N.A., as Administrative Agent, BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent and CIBC INC. and SOCIÉTÉ GÉNÉRALE, as Documentation Agents.

99.3

AMENDMENT NO. 1 to Amended and Restated Loan Agreement, dated as of May 22, 2003, among PINNACLE ENTERTAINMENT, INC., the Lenders referred to therein and BANK OF AMERICA, N.A., as Administrative Agent, BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent and CIBC INC. and SOCIÉTÉ GÉNÉRALE, as Documentation Agents.